Company Contact:

Steven M. Klein

Chief Operating & Financial Officer

Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES

THIRD QUARTER 2012 RESULTS

NOTABLE ITEMS INCLUDE:

•	INCREASE IN EARNINGS PER SHARE FOR THE CURRENT QUARTER AND YEAR TO DATE TO $0.10 AND $0.33 PER SHARE, RESPECTIVELY, AS COMPARED TO $0.09 AND $0.32 PER SHARE, IN THE PRIOR YEAR, RESPECTIVELY

•	NET INTEREST INCOME INCREASED 4.4% AND 6.4%, RESPECTIVELY OVER THE COMPARABLE PRIOR YEAR QUARTER AND YEAR TO DATE PERIODS, DRIVEN BY HIGHER LEVELS OF INTEREST EARNING ASSETS

•	LOAN PRODUCTION REMAINED STRONG

•	LOANS HELD FOR INVESTMENT, NET, EXCLUDING THE SALE OF INSURANCE PREMIUM FINANCE LOANS, GREW 8.5% FROM DECEMBER 31, 2011

•	MULTIFAMILY LOANS INCREASED $114.9 MILLION, OR 25.1%, FROM DECEMBER 31, 2011

•	NONPERFORMING ASSETS AS A PERCENTAGE OF TOTAL ASSETS DROPPED TO 1.36%

•	NONPERFORMING LOANS DECREASED 24.2% FROM DECEMBER 31, 2011 TO 3.02% OF TOTAL LOANS

•	ALLOWANCE FOR LOAN LOSSES INCREASED TO 81.4% OF NON-PERFORMING LOANS AND REPRESENTS 2.64% OF ORIGINATED LOANS

•	DEPOSITS CONTINUE TO INCREASE WHILE THE AVERAGE COST OF DEPOSITS DECLINED TO 62 BASIS POINTS FOR THE QUARTER

•	DEPOSIT TRANSACTION ACCOUNTS INCREASED OVER 13% SINCE DECEMBER 31, 2011

•	CAPITAL REMAINS STRONG AT 15.9% OF TOTAL ASSETS

AVENEL, NEW JERSEY, OCTOBER 24, 2012.…NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.10 and $0.33 for the quarter and nine months ended September 30, 2012, respectively, as compared to $0.09 and $0.32 for the quarter and nine months ended September 30, 2011, respectively.

John Alexander, Chairman and Chief Executive Officer, commented on results stating “Northfield is pleased to report continued strong financial performance with quarterly earnings per share up 11 percent over the same quarter of last year and up more than three percent over the comparable nine month period. We continue to generate strong loan volume, improve asset quality, and further reduce an already low cost of funds. Notwithstanding these successes, low interest rates and strong competition for quality loans continue to put downward pressure on our net interest margin, and this pressure is expected to continue for the foreseeable future. Despite the historically low interest rate environment and increasing competitive pressures on loan rates, we have been able to hold our net interest margin relatively stable and increase earning assets.”

Continuing, Mr. Alexander stated, “We remain focused on building long-term stockholder value, promptly closing the previously announced Flatbush transaction, and commencing the second step transaction. The board and management believe becoming fully public will best position the Company to provide longer-term stockholder value. The second step should provide increased liquidity in the stock, while augmenting capital that will not only further strengthen the bank but also position the Company to take advantage of future strategic opportunities in the marketplace.”

Financial Condition

Total assets increased $114.2 million, or 4.8%, to $2.49 billion at September 30, 2012, from $2.38 billion at December 31, 2011. The increase was primarily attributable to increases in securities available-for-sale of $110.3 million and net loans held-for-investment of $26.7 million, which were partially offset by a decrease in cash and cash equivalents of $33.3 million.

Total loans increased $26.9 million to $1.10 billion at September 30, 2012, as compared to $1.07 billion at December 31, 2011.

Originated loans held-for-investment, net, totaled $1.02 billion at September 30, 2012, as compared to $985.9 million at December 31, 2011. The increase was primarily due to an increase in multifamily real estate loans, which increased $114.9 million, or 25.1%, to $573.3 million at September 30, 2012, from $458.4 million at December 31, 2011. This was partially offset by a decrease in insurance premium loans of $59.1 million due to the sale of substantially all of the portfolio, and a decrease in commercial real estate loans of $14.7 million. Currently, management is primarily focused on originating multifamily loans, with less emphasis on other loan types.

Purchased credit-impaired (PCI) loans, acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $77.4 million at September 30, 2012, as compared to $88.5 million at December 31, 2011. The Company recorded accretion of interest income of $4.7 million for the nine months ended September 30, 2012, which was attributable to these PCI loans.

The Company’s securities available-for-sale portfolio totaled $1.21 billion at September 30, 2012, compared to $1.10 billion at December 31, 2011. At September 30, 2012, $1.11 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $11.1 million and an estimated fair value of $11.6 million at September 30, 2012. In addition to the above mortgage-backed securities, the Company held $75.0 million in corporate bonds which were all rated investment grade at September 30, 2012, and $13.0 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds. During the current quarter the Company sold two pass-through non-GSE mortgage-backed securities issued by private companies (private label) that were rated less than investment grade at a combined loss of $490,000.

Interest-bearing deposits in other financial institutions totaled $20.2 million at September 30, 2012, as compared to $49.7 million at December 31, 2011. The Company routinely maintains liquid assets in interest-bearing accounts in other well-capitalized financial institutions.

Total liabilities increased $101.0 million, or 5.1%, to $2.10 billion at September 30, 2012, from $1.99 billion at December 31, 2011. The increase was primarily attributable to an increase in deposits of $77.3 million and borrowings of $18.0 million.

The increase in deposits for the nine months ended September 30, 2012 was due to a $50.1 million, or 6.6%, increase in savings and money market accounts from December 31, 2011, and a $33.2 million, or 13.4%, increase in transaction accounts as compared to December 31, 2011. These increases were partially offset by a $3.3 million, or 0.7%, decrease in certificate of deposit accounts (issued by the Bank) and a $2.7 million decrease in short-term certificates of deposit originated through the CDARS® Network from December 31, 2011 to September 30, 2012. Deposits originated through the CDARS® Network totaled $661,000 at September 30, 2012, and $3.4 million at December 31, 2011. The Company utilizes the CDARS® Network as a cost-effective alternative to other short-term funding sources.

Total stockholders’ equity increased by $13.1 million to $395.8 million at September 30, 2012, from $382.7 million at December 31, 2011. This increase was primarily attributable to net income of $12.8 million for the nine months ended September 30, 2012, a $3.4 million increase in accumulated other comprehensive income and a $2.7 million increase in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. The increase was partially offset by $4.2 million in stock repurchases and dividend payments of approximately $1.7 million. As previously announced, the Company temporarily suspended dividend payments pending the completion of the Company’s second-step conversion. This was done as a result of a new regulation implemented by the Federal Reserve Board that requires a depositor vote to authorize our mutual holding company parent to waive its right to receive dividends from the Company.

Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.54% at September 30, 2012. The Bank’s total risk-based capital ratio was approximately 22.75% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current regulations. Northfield Bancorp, Inc.’s consolidated average total equity as a percentage of average total assets was 15.83% for the quarter ended September 30, 2012, as compared to 16.95% for the year ended December 31, 2011.

Asset Quality

The following table shows total non-performing assets for the current and previous four quarters and also shows, for the same dates, non-performing originated loans to total loans, troubled debt restructurings (TDR) on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Non-accruing loans:
Held-for-investment	$12,231	$12,680	$15,805	$17,489	$28,035
Held-for-sale	—	80	80	2,991	—
Non-accruing loans subject to restructuring agreements:
Held-for-investment	20,990	21,609	22,483	22,844	23,763
Held-for-sale	—	—	—	457	—

Total non-accruing loans	33,221	34,369	38,368	43,781	51,798

Loans 90 days or more past due and still accruing:
Held-for-investment	37	424	1,786	85	1,595

Total non-performing loans	33,258	34,793	40,154	43,866	53,393
Other real estate owned	633	2,139	2,444	3,359	34

Total non-performing assets	$33,891	$36,932	$42,598	$47,225	$53,427

Non-performing originated loans to total loans	3.0%	3.2%	3.8%	4.1%	5.5%

Loans subject to restructuring agreements and still accruing	$24,099	$25,502	$25,047	$18,349	$18,355

Accruing loans 30 to 89 days delinquent	$9,998	$12,121	$22,075	$21,067	$30,973

Total Non-accruing Loans

Total non-accruing loans decreased $10.6 million to $33.2 million at September 30, 2012, from $43.8 million at December 31, 2011. This decrease was primarily attributable to $3.4 million of loans held-for-sale being sold during the nine months ended September 30, 2012, $1.4 million of loans returning to accrual status, $428,000 of pay-offs and principal pay-downs, $1.1 million of charge-offs, the sale of $7.7 million of loans held-for-investment, and the transfer of $166,000 to other real estate owned. The above decreases in non-accruing loans during the nine months ended September 30, 2012 were partially offset by $3.1 million of loans being placed on non-accrual status and advances of $561,000 during the nine months ended September 30, 2012.

Delinquency Status of Total Non-accruing Loans

Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be on non-accrual status.

The following tables detail the delinquency status of non-accruing loans (held-for-investment and held-for-sale) at September 30, 2012 and December 31, 2011 (dollars in thousands). All delinquent loans in the following two tables are classified as held-for-investment, with the exception of $3.4 million of loans held-for-sale at December 31, 2011.

	September 30, 2012
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$16,243	$448	$8,109	$24,800
One -to- four family residential	284	913	359	1,556
Construction and land	2,070	—	—	2,070
Multifamily	—	—	1,840	1,840
Home equity and lines of credit	203	—	1,491	1,694
Commercial and industrial loans	537	—	724	1,261

Total non-accruing loans	$19,337	$1,361	$12,523	$33,221

	December 31, 2011
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$16,395	$3,613	$14,651	$34,659
One -to- four family residential	210	594	534	1,338
Construction and land	1,709	—	422	2,131
Multifamily	523	—	1,652	2,175
Home equity and lines of credit	102	—	1,664	1,766
Commercial and industrial loans	553	—	1,022	1,575
Insurance premium loans	—	—	137	137

Total non-accruing loans	$19,492	$4,207	$20,082	$43,781

Loans Subject to Restructuring Agreements

Included in non-accruing loans are loans subject to restructuring agreements totaling $21.0 million and $23.3 million at September 30, 2012 and December 31, 2011, respectively. At September 30, 2012, $17.8 million, or 84.8% of the $21.0 million of loans subject to restructuring agreements, were performing in accordance with their restructured terms, as compared to $19.2 million, or 82.3%, at December 31, 2011.

The Company also holds loans subject to restructuring agreements and still accruing, which totaled $24.1 million and $18.3 million at September 30, 2012 and December 31, 2011, respectively. At September 30, 2012, $21.7 million, or 90.1% of the $24.1 million, were performing in accordance with their restructured terms.

The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of September 30, 2012 and December 31, 2011 (dollars in thousands).

	At September 30, 2012		At December 31, 2011
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$17,834	$20,204	$20,420	$13,389
One- to four-family residential	539	524	—	2,532
Construction and land	2,070	—	1,709	—
Multifamily	—	2,049	523	1,552
Home equity and lines of credit	96	360	102	—
Commercial and industrial	451	962	547	876

Total	$20,990	$24,099	$23,301	$18,349

Performing in accordance with restructured terms	84.8%	90.1%	82.3%	69.0%

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing decreased $48,000 to $37,000 at September 30, 2012 from $85,000 at December 31, 2011. Loans 90 days or more past due and still accruing at September 30, 2012 are considered well-secured and in the process of collection.

Other real estate owned declined to $633,000 at September 30, 2012 from $3.4 million at December 31, 2011 due primarily to sales of $2.4 million.

Delinquency Status of Accruing Originated Loans 30-89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at September 30, 2012 totaled $10.0 million, a decrease of $11.1 million from the December 31, 2011, balance of $21.1 million. The following tables set forth delinquencies for accruing loans by type and by amount at September 30, 2012 and December 31, 2011 (dollars in thousands).

	September 30, 2012	December 31, 2011
Real estate loans:
Commercial	$3,502	$8,404
One- to four-family residential	3,098	2,258
Construction and land	—	3,041
Multifamily	2,454	6,468
Home equity and lines of credit	13	30
Commercial and industrial loans	864	207
Insurance premium loans	—	568
Other loans	67	91

Total delinquent accruing loans	$9,998	$21,067

PCI Loans (Held-for-Investment)

Asset quality of PCI loans improved from December 31, 2011. At September 30, 2012, based on recorded contractual principal, 5.7% of PCI loans were past due 30 to 89 days, and 11.5% were past due 90 days or more, as compared to 9.0% and 16.1%, respectively, at December 31, 2011.

Results of Operations

Comparison of Operating Results for the Three Months Ended September 30, 2012 and 2011

Net income was $3.9 million and $3.7 million for the quarters ended September 30, 2012 and 2011, respectively. Significant variances from the comparable prior year period are as follows: a $722,000 increase in net interest income, a $1.5 million decrease in the provision for loan losses, a $470,000 increase in non-interest income, a $2.2 million increase in non-interest expense, and a $250,000 increase in income tax expense.

Net interest income for the quarter-ended September 30, 2012 increased $722,000, or 4.4%, as the $31.4 million increase in our net interest-earning assets more than offset the five basis point decrease in our net interest margin to 2.91%. The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $145.6 million and in mortgage-backed securities of $13.2 million, partially offset by a decrease in interest-earning assets in other financial institutions of $12.4 million. The September 30, 2012 quarter included loan prepayment income of $542,000 compared to $331,000 for the quarter ended September 30, 2011. Rates paid on interest-bearing liabilities decreased 24 basis points to 1.20% for the current quarter as compared to 1.44% for the prior year comparable period. This was offset by a 26 basis point decrease in yields earned on interest earning assets to 3.88% for the current quarter ended September 30, 2012 as compared to 4.14% for the comparable quarter in 2011.

The provision for loan losses decreased $1.5 million, or 74.9%, to $502,000 for the quarter ended September 30, 2012 from $2.0 million for the quarter ended September 30, 2011. The decrease in the provision for loan losses was due primarily to a shift in the composition of our loan portfolio to multifamily loans, which generally require lower general reserves than our other commercial real estate loans, and a decrease in non-performing loans and other asset quality indicators during the quarter ended September 30, 2012. During the quarter ended September 30, 2012, the Company recorded net charge-offs of $475,000 compared to net charge-offs of $17,000 for the quarter ended September 30, 2011.

Non-interest income increased $470,000, or 37.9%, to $1.7 million for the quarter ended September 30, 2012 from $1.2 million for the quarter ended September 30, 2011. This increase was primarily a result of an increase in gains on securities transactions, net of $699,000, which was partially offset by a decrease in other income of $170,000.

Non-interest expense increased $2.2 million, or 22.9%, for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011, due primarily to a $1.1 million increase in compensation and employee benefits primarily related to increased staff associated with branch openings and acquisitions, a $516,000 increase in occupancy expense primarily related to new branches and the renovation of existing branches, a $106,000 increase in data processing fees primarily related to conversion costs associated with the FDIC-assisted transaction, a $302,000 increase in professional fees primarily related to merger activity and an increase in other non-interest expense of $201,000.

The Company recorded income tax expense of $2.3 million for the quarter ended September 30, 2012 compared to $2.0 million for the quarter ended September 30, 2011. The effective tax rate for the quarter ended September 30, 2012 was 37.0%, as compared to 35.5% for the quarter ended September 30, 2011. The increase in the effective tax rate was primarily attributable to merger related expenses from the Flatbush Federal transaction which is not deductible for tax purposes.

Comparison of Operating Results for the Nine Months Ended September 30, 2012 and 2011

Net income was $12.8 million and $13.0 million for the nine months ended September 30, 2012 and 2011, respectively. Significant variances from the comparable prior year period are as follows: a $3.1 million increase in net interest income, a $3.5 million decrease in the provision for loan losses, a $576,000 increase in non-interest income, a $7.1 million increase in non-interest expense, and a $167,000 increase in income tax expense.

Net interest income increased $3.1 million, or 6.4%, as average net interest-earning assets increased by $32.2 million to $424.3 million, our net interest margin increased by three basis points to 2.99% for the nine months ended September 30, 2012 from the prior year comparable period. The increase in average interest-earning assets was due primarily to a $185.8 million increase in average loans outstanding, which was partially offset by a $10.3 million decrease in interest-earning assets in other financial institutions, a $55.6 million decrease in mortgage-backed securities, and a $5.4 million decrease in other securities. The nine months ended September 30, 2012, included loan prepayment income of $956,000 compared to $494,000 for the nine months ended September 30, 2011. Rates paid on interest-bearing liabilities decreased 22 basis points to 1.24% from 1.46% for the prior-year comparable period. This was partially offset by a 16 basis point decrease in yields earned on interest-earning assets to 4.00% from 4.16% for the prior-year comparable period.

The provision for loan losses decreased $3.4 million, or 67.5%, to $1.7 million for the nine months ended September 30, 2012 from $5.1 million for the nine months ended September 30, 2011. The decrease in the provision for loan losses was due primarily to a shift in the composition of our loan portfolio to multifamily loans, which generally require lower general reserves than our other commercial real estate loans, and a decrease in non-performing loans and other asset quality indicators during the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. During both the nine months ended September 30, 2012 and 2011, the Company recorded net charge-offs of $1.4 million.

Non-interest income increased $576,000, or 8.8%, to $7.1 million for the nine months ended September 30, 2012 as compared to $6.5 million for the nine months ended September 30, 2011. This increase was primarily a result of a $104,000 increase in fees and service charges for customer services, a decrease in losses on other-than-temporary-impairment of securities of $409,000 and an increase in other income of $44,000, an increase in gains on securities transactions, net of $115,000, partially offset by a decrease in income on bank owed life insurance (BOLI) of $96,000.

Non-interest expense increased $7.1 million, or 24.4%, to $36.4 million for the nine months ended September 30, 2012 from $29.3 million for the nine months ended September 30, 2011, due primarily to a $2.8 million increase in compensation and employee benefits primarily resulting from increased staff associated with branch openings and acquisitions, a $1.7 million increase in occupancy expense primarily relating to new branches and the renovation of existing branches, a $775,000 increase in data processing fees primarily related to conversion costs associated with the FDIC-assisted transaction, a $1.2 million increase in professional fees related to merger activity, and an increase in other non-interest expense of $694,000.

The Company recorded income tax expense of $7.1 million for the nine months ended September 30, 2012 compared to $7.0 million for the nine months ended September 30, 2011. The effective tax rate for the nine months ended September 30, 2012 was 35.8%, as compared to 34.9% for the nine months ended September 30, 2011. The increase in the effective tax rate was primarily attributable to merger related expenses from the Flatbush Federal transaction which are not deductible for tax purposes.

About Northfield Bank

Northfield Bank, founded in 1887, operates 25 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	At September 30, 2012	At December 31, 2011
	(unaudited)	(audited)
Selected Financial Condition Data:
Total assets	$2,491,111	$2,376,918
Cash and cash equivalents	32,011	65,269
Trading securities	4,737	4,146
Securities available-for-sale, at estimated fair value	1,209,006	1,098,725
Securities held-to-maturity	2,537	3,617
Loans held-for-sale	856	3,900
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	77,423	88,522
Originated loans, net	1,023,928	985,945

Total loans held-for-investment, net	1,101,351	1,074,467
Allowance for loan losses	(27,069)	(26,836)

Net loans held-for-investment	1,074,282	1,047,631
Non-performing loans:
Held-for-investment(2)	33,258	40,418
Held-for-sale(2)	—	3,448

Total non-performing loans	33,258	43,866
Other real estate owned	633	3,359
Bank owned life insurance	79,917	77,778
Federal Home Loan Bank of New York stock, at cost	14,478	12,677
Borrowed funds	499,934	481,934
Deposits	1,570,780	1,493,526
Total liabilities	2,095,317	1,994,268
Total stockholders’ equity	$395,794	$382,650
Total shares outstanding	40,216,999	40,518,591

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Selected Operating Data:
Interest income	$22,690	$22,719	$68,189	$67,155
Interest expense	5,691	6,442	17,252	19,278

Net interest income before provision for loan losses	16,999	16,277	50,937	47,877
Provision for loan losses	502	2,000	1,661	5,117

Net interest income after provision for loan losses	16,497	14,277	49,276	42,760
Non-interest income	1,710	1,240	7,115	6,539
Non-interest expense	12,028	9,786	36,471	29,323

Income before income tax expense	6,179	5,731	19,920	19,976
Income tax expense	2,285	2,035	7,130	6,963

Net income	$3,894	$3,696	$12,790	$13,013

Basic earnings per share (3)	$0.10	$0.09	$0.33	$0.32

Diluted earnings per share (3)	$0.10	$0.09	$0.33	$0.32

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended September 30,				At or For the Nine Months Ended September 30,
	2012		2011		2012		2011
Selected Financial Ratios:
Performance Ratios (4) :
Return on assets (ratio of net income to average total assets)	0.63%		0.63%		0.70%		0.76%
Return on equity (ratio of net income to average equity)	3.95		3.71		4.41		4.39
Average equity to average total assets	15.83		17.03		15.99		17.24
Interest rate spread	2.68		2.70		2.75		2.70
Net interest margin	2.91		2.96		2.99		2.96
Efficiency ratio(5)	64.29		55.86		62.82		53.89
Non-interest expense to average total assets	1.93		1.67		2.01		1.71
Average interest-earning assets to average interest-bearing liabilities	122.94		122.65		122.88		122.17
Asset Quality Ratios:
Non-performing assets to total assets	1.36		2.29		1.36		2.29
Non-performing loans to total loans (6)	3.02		5.52		3.02		5.52
Non-performing loans to originated loans (7)	3.25		5.52		3.25		5.52
Allowance for loan losses to non-performing loans held-for-investment (8)	81.39		47.76		81.39		47.76
Allowance for loan losses to total loans held-for-investment, net (9)	2.46		2.64		2.46		2.64
Allowance for loan losses to originated loans held-for-investment, net (7)	2.64		2.64		2.64		2.64
Annualized net charge-offs to total average loans	0.18		0.01		0.18		0.22
Provision for loan losses as a multiple of net charge-offs	1.05	x	115.34	x	1.16	x	3.57	x

(1)	Acquired from the Federal Deposit Insurance Corporation
(2)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in originated loans held-for-investment, net and non-performing loans held for sale.
(3)	Basic net income per common share is calculated based on 38,456,933 and 39,913,992 average shares outstanding for the three months ended September 30, 2012, and September 30, 2011, respectively. Basic net income per common share is calculated based on 38,538,525 and 40,532,972 average shares outstanding for the nine months ended September 30, 2012, and September 30, 2011, respectively. Diluted earnings per share is calculated based on 39,053,590 and 40,363,678 average shares outstanding for the three months ended September 30, 2012 and September 30, 2011, respectively. Diluted earnings per share is calculated based on 39,053,173 and 40,957,244 average shares outstanding for the nine months ended September 30, 2012 and September 30, 2011, respectively.
(4)	Annualized when appropriate.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Includes originated loans held-for-investment, PCI loans, and non-performing loans held-for-sale.
(7)	Excludes PCI loans held-for-investment.
(8)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.
(9)	Includes PCI loans held-for-investment.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Three Months Ended September 30,
	2012			2011
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (5)	$1,088,268	$15,162	5.54%	$942,701	$14,044	5.91%
Mortgage-backed securities	1,060,837	6,799	2.55	1,047,610	7,746	2.93
Other securities	116,274	559	1.91	120,754	781	2.57
Federal Home Loan Bank of New York stock	13,796	151	4.35	9,508	113	4.72
Interest-earning deposits in financial institutions	46,103	19	0.16	58,527	35	0.24

Total interest-earning assets	2,325,278	22,690	3.88	2,179,100	22,719	4.14
Non-interest-earning assets	151,529			143,639

Total assets	$2,476,807			$2,322,739

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$913,561	$996	0.43	$732,128	$1,155	0.63
Certificates of deposit	481,187	1,451	1.20	602,257	1,956	1.29

Total interest-bearing deposits	1,394,748	2,447	0.70	1,334,385	3,111	0.92
Borrowed funds	496,591	3,244	2.60	442,239	3,331	2.99

Total interest-bearing liabilities	1,891,339	5,691	1.20	1,776,624	6,442	1.44
Non-interest bearing deposit accounts	176,752			135,355
Accrued expenses and other liabilities	16,578			15,086

Total liabilities	2,084,669			1,927,065
Stockholders’ equity	392,138			395,674

Total liabilities and stockholders’ equity	$2,476,807			$2,322,739

Net interest income		$16,999			$16,277

Net interest rate spread (2)			2.68%			2.70%
Net interest-earning assets (3)	$433,939			$402,476

Net interest margin (4)			2.91%			2.96%
Average interest-earning assets to interest-bearing liabilities			122.94%			122.65%

(1)	Average yields and rates for the three months ended September 30, 2012, and 2011 are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Nine Months Ended September 30,
	2012			2011
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (5)	$1,072,993	$45,187	5.63%	$887,201	$39,296	5.92%
Mortgage-backed securities	1,026,377	20,418	2.66	1,081,940	24,838	3.07
Other securities	124,720	2,102	2.25	130,081	2,538	2.61
Federal Home Loan Bank of New York stock	13,322	435	4.36	10,145	343	4.52
Interest-earning deposits in financial institutions	41,042	47	0.15	51,354	140	0.36

Total interest-earning assets	2,278,454	68,189	4.00	2,160,721	67,155	4.16
Non-interest-earning assets	146,908			137,820

Total assets	$2,425,362			$2,298,541

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$885,067	$3,115	0.47	$709,471	$3,453	0.65
Certificates of deposit	477,236	4,317	1.21	581,077	5,946	1.37

Total interest-bearing deposits	1,362,303	7,432	0.73	1,290,548	9,399	0.97
Borrowed funds	491,884	9,820	2.67	478,066	9,879	2.76

Total interest-bearing liabilities	1,854,187	17,252	1.24	1,768,614	19,278	1.46
Non-interest bearing deposit accounts	167,353			122,089
Accrued expenses and other liabilities	16,033			11,519

Total liabilities	2,037,573			1,902,222
Stockholders’ equity	387,789			396,319

Total liabilities and stockholders’ equity	$2,425,362			$2,298,541

Net interest income		$50,937			$47,877

Net interest rate spread (2)			2.75%			2.70%
Net interest-earning assets (3)	$424,267			$392,107

Net interest margin (4)			2.99%			2.96%
Average interest-earning assets to interest-bearing liabilities			122.88%			122.17%

(1)	Average yields and rates for the nine months ended September 30, 2012, and 2011 are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

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